EXHIBIT 99.1

 FOR IMMEDIATE RELEASE

Julie MacMedan

THQ/Investor Relations

818/871-5095

Bob Finlayson

THQ/Media Relations

818/871-5068

THQ REAFFIRMS GUIDANCE FOR HOLIDAY QUARTER

AGOURA HILLS, Calif. – December 21, 2005 - THQ Inc. (NASDAQ: THQI) today announced that sales of its holiday titles are performing to company expectations and its guidance for the holiday quarter remains unchanged.

“Our strategy to target the mass-market consumer this holiday and launch our core gamer titles for the next-generation platforms next year as the installed base ramps is working,” said Brian Farrell, THQ president and CEO.  “Our WWE® SmackDown® vs. Raw® 2006 title is performing very well on both PlayStation®2 and the PSP™ PlayStation® Portable system.  In addition, new titles targeted to kids and family such as The Incredibles: Rise of the Underminer, our Nickelodeon products, Bratz Rock Angelz™ and our catalog of value-priced games are on track.”

THQ plans to report financial results for the December quarter in late January or early February.

THQ Inc. (NASDAQ: THQI) is a leading worldwide developer and publisher of interactive entertainment software.  Headquartered in Los Angeles County, California, THQ sells product through its global network of offices located throughout North America, Europe and Asia Pacific.  More information about THQ and its products may be found at www.thq.com and www.thqwireless.com. THQ and THQ Wireless and their respective logos are trademarks and/or registered trademarks of THQ Inc.

“PlayStation” and the “PS” Family logo are registered trademarks of Sony.

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, the company’s (i) statements regarding its fiscal third quarter results, (ii) expectations for revenue and (iii) sales performance of the titles stated herein for the quarter ending December 31, 2005.  These forward-looking statements are based on current expectations, estimates and projections about the business of THQ Inc. and its subsidiaries (collectively referred to as “THQ”) and are based upon management’s beliefs and certain assumptions made by management.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive and technological factors affecting the operations, markets, products, services and pricing of THQ.  Unless otherwise required by law, THQ disclaims any obligation to update its view on any such risks or uncertainties or to revise or publicly release the results of any revision to these forward-looking statements.  Readers should carefully review the risk factors and the information that could materially affect THQ’s financial results, described in other documents that THQ files from time to time with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the fiscal period ended March 31, 2005, and particularly the discussion of risk factors that may affect results of operations set forth therein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.